FOR IMMEDIATE RELEASE

June 18, 2013

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. June 18, 2013 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new built to suit 103,402 square foot industrial building located at 1935 Blue Hills Drive, Roanoke, VA at a purchase price of $10,200,000.  The property is net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation. The building is situated on approximately 22 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this new distribution center for FedEx Ground. This property is ideally situated near the Roanoke Regional Airport and Interstate 81. Roanoke’s economy enjoys an excellent transportation infrastructure and favorable business climate.  This increases our portfolio to seventy-four properties, containing 9.3 million square feet of gross leasable area, strategically situated across twenty-six states.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-three industrial properties and one shopping center.  In addition, the Company owns a portfolio of REIT securities.

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